U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                           ANNUAL REPORT ON FORM 10-K

                    For the fiscal year ended July 31, 1999.


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PART I - REGISTRANT INFORMATION

FULL NAME OF REGISTRANT:  VTEL Corporation

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE:  108 Wild Basin Road

CITY, STATE AND ZIP CODE: Austin, Texas 78746

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PART II - RULES 12B-25(B) AND (C)

The Annual Report on Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date.

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PART III - NARRATIVE

The Annual Report on Form 10-K for the year ended July 31, 1999 could not be filed within the prescribed period due to evaluation of our new product line and planned business strategy to be included in Part I.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Michael Vint -  Domestic Controller - (512) 314-2490


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VTEL Corporation has caused this  notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE : 10/29/99                  BY: /S/ RODNEY S. BOND, Chief Financial Officer